Abazias executes letter of intent to be acquired by OmniReliant Holdings, Inc.

Gainesville, Fl,

On August 4, 2008, a letter of intent was signed concerning a possible acquisition by OmniReliant Holdings, Inc. of approximately 100% of the outstanding capital stock of a newly formed subsidiary from Abazias, Inc.   The letter of intent provides that Omni shall acquire the Shares in exchange for 13,000,000 shares of a zero coupon convertible preferred stock, or similar agreed to security exchange. If Omni’s common stock is below $1.20 per share at closing, Omni will issue additional shares in order to make up such deficiency.  The Preferred Stock or other mutually agreeable security is convertible into 13,000,000 shares of common stock of Omni.  Based upon this formula, if the transaction closes, the transaction will have a value to Abazias of at least $15,600,000 based upon the market value of Omni’s common stock at the date of closing.

To consummate the Transaction, Omni will need to: (a) complete due diligence by legal counsel and auditor on the timeframe set forth herein, (b) negotiate and execute binding definitive documents with Abazias, including lock-ups  (c) obtain board, regulatory and third-party approvals as required, and (d) enter into 2 year employment and non-compete agreements with Oscar Rodriguez and Jesus Diaz.

In addition, the letter of intent provides $500,000 of immediate funding to Abazias in the form of convertible secured promissory note in the principal amount of $500,000 issued to Omni on the principal terms and conditions provided for herein (“Note”), within 10 days of signing this agreement.  The Note shall provide for per annum interest of 10%, interest payable quarterly, with principal and all unpaid interest thereon due on or before December 31, 2009.  The Note shall be convertible into common stock of Abazias at the closing bid price at the time of conversion with a floor of $.50 per share or be convertible into 25% of the shares of Abazias on a fully-diluted basis post closing of the purchase.    In the event the acquisition and share exchange is effected, such note will be cancelled, and applied towards the minimum total deal value referenced above.

Oscar Rodriguez comments, “We believe that this is the perfect synergy between a company with more capital resources and distribution channels than we currently have, matched with our vast selection of over 100,000 diamonds valued at over $1 billion dollars based upon our retail pricing, and our significant IT infrastructure we have spent so many years building - resulting in, for example, our high organic search rankings. This combination truly allows us to leverage our strengths to take on our most significant internet competitor, Blue Nile (NILE)”. It is expected that the Abazias/ Omni combination will allow us to enhance our business through Omni’s new television/video production facility located in Tampa, Fl and use their other channels of distribution which include but are not limited to infomercials, live shopping networks, and direct mail.

Abazias was recently named by Internet Retailers magazine on their top 500 list of companies based on sales, and was ranked by Internet Retailer as one of the fastest growing companies in the online jewelry market. As a result of this recognition and what we believe is the higher profile in the industry that Abazias has received,  it is expected Abazias will now be able to use the additional channels of distribution provided by Omni combined with their financial resources  to enhance shareholder value.

About OmniReliant Holdings, Inc.

The Company, through its wholly owned subsidiary, OmniReliant Corporation, engages in the creation, design, distribution, and sale of affordable luxury products available to U.S. and international consumers and includes licensing deals with international celebrities. The Company plans to market its products through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels.

About Abazias Inc.

Abazias showcases over 100,000 diamonds, valued at over $1 billion on its website. Most of Abazias.com's diamonds are GIA, AGS or EGL certified. Abazias offers the "Couples Diamond®" which is required to meet even higher standards for cut, clarity and dimensions. Abazias is also a full-service jeweler offering a large selection of settings for stones purchased. For more information about Abazias, visit the company's website at www.abazias.com.

This press release may contain statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Investor Relations Contact:
Stuart T. Smith, 512-267-2430
SmallCapVoice.com